Federal Home Loan Bank
of Des Moines

2011 Long-Term Incentive Plan Document

CONTENTS

I.	Purpose

II.	Eligibility

III.	LTIP Detail

IV.	Administration of the LTIP

V.	Miscellaneous Provisions

VI.	Definitions
Table 1

I.    Purpose

The Federal Home Loan Bank of Des Moines (“Bank”) offers a competitive total compensation program for its executives and other key officers of the Bank that closely aligns with the performance of the Bank on short- and long-term bases. Such programs are designed to assist the Bank in attracting, motivating, rewarding, and retaining high performing executives and other key officers needed to accomplish the Bank's Strategic Business Plan (“SBP”).

The total compensation program includes base pay, annual incentive, long-term incentive and benefits (including retirement benefits).

The purpose of the Bank's 2011 Long-Term Incentive Plan (“LTIP”) is to:

·	Attract, motivate and retain high performing and high potential executives and other key officers of the Bank.

·	Focus and align executives and other key officers on fulfilling the Bank's mission and vision within a safe and sound framework and in a manner consistent with the Bank's shared values.

·	Reward performance at an appropriate level of deferred compensation to ensure that Bank executives and other key officers remain focused on the long-term health of the enterprise.

·
Provide an additional incentive award that, when combined with base salaries and annual incentive compensation, will improve competitive total compensation for the executives and other key officers of the Bank.

The LTIP is effective for the calendar year beginning January 1, 2011. The LTIP shall remain in effect until the Board's Human Resources and Compensation Committee (“HRC”) terminates or amends the LTIP.

Summary of the LTIP

The goals and targeted achievement levels of the 2011 LTIP are the same as the Part I goals of the Bank's 2011 Annual Incentive Plan (“AIP”). Those goals are shown in Table 1 (attached). The outcome of the LTIP goals in 2011 would establish a potential award to LTIP participants payable in 2014, subject to HRC approval.

The amount of the LTIP award paid in 2014 would depend principally on the Bank's Economic Value of Capital Stock (“EVCS”) in 2013. In accordance with the Bank's Enterprise Risk Management Policy (“ERMP”), EVCS is defined as the economic value of equity (“EVE”) divided by the book value of capital stock (“BVCS”). EVE measures the net present value of the Bank as a going concern (e.g., represents the Bank's long-term earning potential).

The HRC also may consider a variety of other objective and subjective factors to decide on the appropriate payouts including but not limited to: (i) operational errors or omissions that result in material revisions to the financial results, information submitted to the Federal Housing Finance Agency (“FHFA”), or data used to determine incentive payouts; (ii) whether submission of information to the Securities and Exchange Commission (“SEC”), Office of Finance (“OF”) or FHFA is untimely, and (iii) whether the organization fails to make sufficient and timely progress, as determined by the FHFA, in the remediation of examination, monitoring, and other supervisory findings and matters requiring attention.

If one of the above occurs, the HRC shall consider the facts and circumstances and reduce incentive awards commensurate with the materiality of the exception relative to the Bank's financial and operational performance and financial reporting responsibilities.

The HRC also may determine a participant is not eligible to receive part or all of any payout depending on the severity of the following:

•	if a participant for any LTIP Year during a Performance Period has not achieved a “meets” or higher evaluation of overall job performance;

•	if a participant has not achieved a “meets” or higher evaluation of overall job performance at the time of payout;

•	if a participant is subject to any disciplinary action or probationary status at the time of payout; and

•
if at any time during the Performance Period, a participant fails to comply with regulatory requirements or standards, internal control standards, the standards of his or her profession, any internal Bank standard, or fails to perform responsibilities assigned under the Bank's SBP.

II.    Eligibility

Participation in the LTIP is limited to a select group of Bank officers as determined by the HRC. Eligible officers include the Chief Executive Officer (“CEO”), Executive Vice Presidents, Senior Vice Presidents (except the Senior Vice President/Director, Internal Audit) and Vice Presidents as approved by the HRC (other than the calling officers and other business officers who have a Vice President title for conducting business). Participation also may include additional key employees as identified by the CEO and approved by the HRC.

LTIP participants are those individuals in the Bank that are involved in strategic planning and can affect the long-term performance of the organization. Participation in the LTIP is a privilege and not a right, and individuals could be added or subtracted from the LTIP as business conditions warrant and as determined by the HRC.

Individuals who become eligible after the start of an LTIP Year (which is the same as a calendar year) will be eligible for a prorated award based on the date of hire or promotion. Employees must work and complete at least three months in an LTIP Year in order to be eligible for a prorated award payout.

An employee participating in the LTIP whose employment ends during the LTIP Year or during the Performance Period but before approval of the payout for the LTIP Year will not be eligible for award payouts under the LTIP unless otherwise provided for in any Executive Employment Agreement. The HRC has the sole discretion to determine whether a payout is made to the participant, and the amount of any such payout. Participants whose termination occurs as the result of death, Disability, or Retirement, shall be eligible to receive an award in an amount prorated based upon full months completed in the Performance Period, and the award will be paid following HRC approval at the same time as any other awards for the Performance Period are paid.

Once the HRC has determined that an Award has been earned, the Award payout will occur in the Bank's fiscal year immediately following the end of the three-year Performance Period, no later than the end of the first quarter of such year.

III.     LTIP Detail.

The goals and targeted achievement levels of the 2011 LTIP are the same as the Part I goals of the 2011 AIP (see Table 1, attached). The outcome of the LTIP goals in 2011 would establish a potential award to LTIP participants, payable in 2014, subject to HRC approval.

The following table contains the payout percentage opportunities approved by the Board of Directors for the LTIP:

Eligibility	2011 Long-Term Incentive Ranges (%)
Tier 1 (CEO)	20 / 40 / 60
Tier 2 (EVPs)	17.5 / 35 / 52.5
Tier 3 (Senior Managers)	7.5 / 15 / 22.5
Tier 4 (Managers)	5 / 10 / 15

The amount of the award paid in 2014 would depend principally on the Bank's EVCS at the end of 2013. EVCS is a key risk metric for the Bank. It is included in the Bank's ERMP and is reported in our public filings. Modifying the amount of award paid to the level of the Bank's EVCS ensures that over the interim period, management continues to operate the Bank in a profitable and prudent manner. It also ensures that management does not take short-term measures in 2011 to secure a long-term incentive award in 2014 that would be detrimental to the Bank over the long-term.

The EVCS modifier for the 2011 LTIP is as follows:

·	If the average quarterly EVCS for 2013 is less than $90 per share, the modifier would be zero, i.e., there would be no LTIP award paid in 2014.

·	If the average quarterly EVCS for 2013 is $90 per share, the modifier would equal 90%, meaning that actual LTIP awards would equal 90% of the potential award.

·	For every dollar that the average quarterly EVCS for 2013 exceeds $90 per share, one percentage point would be added to the multiplier of 90% up to a maximum multiplier of 110%.

For example, if the Bank were to achieve maximum on the 2011 LTIP goals and if EVCS were to average $110 per share or more in 2013, then the absolute maximum payouts under the LTIP in 2014 would be as follows:

	LTIP As a % of Base Salary at Excess/Maximum Achievement Level	Maximum Payout with Multiplier at 110%

Tier 1	60.00%	66.00%
Tier 2	52.50%	57.75%
Tier 3	22.50%	24.75%
Tier 4	15.00%	16.50%

Once the HRC has applied the EVCS modifier to potential LTIP payouts, consideration of other factors can still apply to further modify or deny the payout amount as set forth above.

Given the environment in which the Bank operates, the HRC will review achievement on the incentive goals quarterly and consider changes to the goals as appropriate. Structural changes in the financial services sector driven by factors largely outside the Bank's control (such as legislative changes) may necessitate wholesale changes in how the Bank's executives and other employees are rewarded.

IV.     Administration of the LTIP

The Board has appointed and delegated its authority over the LTIP to the HRC, and the LTIP shall be administered by the HRC.

Except as limited by the express provisions of the LTIP or by resolutions adopted by the Board, the HRC shall have sole and complete authority and discretion (i) to approve participants and grant Awards, (ii) to interpret the LTIP, (iii) to prescribe, amend and rescind rules and regulations relating to the LTIP, and (iv) to make other determinations necessary or advisable for the administration of the LTIP.

As detailed above, the HRC will use EVCS, as the primary modifier for LTIP payouts, as well as a variety of other objective and subjective factors to decide on the appropriate payouts.

All decisions, determinations and interpretations of the HRC shall be final and conclusive on all persons affected thereby.

The LTIP, in whole or in part, at any time or from time to time, may be amended by act of the HRC. The LTIP, in whole or in part, may at any time be suspended, reinstated or terminated by the Board. No amendment, suspension or termination of the LTIP shall, without the consent of the participants, affect the rights of the participants to any award previously approved by the HRC.

V.     Miscellaneous Provisions

This document is a complete statement of the LTIP and supersedes all prior plans, representations and proposals written or oral relating to its subject matter. The Bank is not bound by or liable to any participant for any representation, promise or inducement made by any person which is not expressed in this document.

In addition to such other rights of indemnification as they may have, the members of the HRC shall be indemnified by the Bank in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the LTIP or any Award granted hereunder to the full extent provided for under the Bank's governing instruments with respect to the indemnification of Directors.

This LTIP shall not be considered a contract of employment and nothing in the LTIP shall be construed as providing participants any assurance of continued employment for any definite period of time, nor any assurance of current or future compensation. This LTIP shall not in any manner limit the Bank's right to terminate compensation and employment at its will, with or without cause.

Participation in the LTIP and the right to receive awards under the LTIP shall not give a participant any proprietary interest in the Bank or any of its assets. Nothing contained in the LTIP shall be construed as a guarantee that the assets of the Bank shall be sufficient to pay any benefits to any person. A participant shall for all purposes be a general creditor of the Bank. Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution.

In the event that one or more of the provisions of this LTIP becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected.

Waiver by the Bank or any participant of any breach or default by the other of any of the terms of this LTIP shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this LTIP shall be implied from any course of dealing between the Bank and any participant or from any failure by either party to assert its or his or her rights under the LTIP on any occasion or series of occasions.

The LTIP shall be construed in accordance with and governed by the State of Iowa, except to the extent superseded by federal law.

It is intended that the awarding, vesting and payment of any LTIP Award will comply with Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury regulations relating thereto, so as not to subject any Participant to the payment of any interest or tax penalty, provided, however, that neither the Bank, the HRC, the Board, or any directors, officers, employees, consultants, or other agents shall be liable to a participant or otherwise responsible for any such interest and tax penalties.

VI.    Definitions.

As used in this document, the following definitions apply:

(a)
“Disability” shall mean that an employee is receiving benefits under a disability plan sponsored by the Company for a period of not less than three (3) months by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period not less than twelve (12) months, and which has rendered employee incapable of substantially performing his or her duties to the Company.

(b)	“Performance Period” shall mean the LTIP Year plus an additional two year deferral period for a three year plan.

(c)
“Retirement” shall mean employee has terminated employment based on the attainment of at least age 55 and completion of at least 5 years of service with the bank or as permitted under Section 409A of the Internal Revenue Code of 1986, as amended.

Table 1 - 2011 Annual Incentive Plan Part I Goals

	Threshold	Target	Maximum
Business with Members (40% Total Weight)
Member Borrowing Penetration (10% Weight)	64%	69%	74%
Member Product Usage Index (“Touch Points”) (10% Weight)	2.00	2.35	2.70
Advance+LOCs to Assets Ratio with Creditworthy Members Less insurance companies, HFAs and Large Volatile Accounts (10% Weight)	4%	4.5%	5%
Member Satisfaction - Percentage of Members “Very Satisfied” and “Satisfied” (10% Weight)	90%	93%	96%

Risk Management (40% Total Weight)
Preservation of Enterprise Value as measured by the quarterly average of Market Value of Capital Stock (MVCS) (20% Weight)	100	105*	110 and ranking in upper half of Bank System
Quality of Risk Management as measured by the Board's qualitative assessment covering the following areas (20% Weight):

Credit Risk (30%)
Market Risk (30%)
Operational Risk (15%)
Internal Controls - SOX 404 (15%)
Model Validation (10%)

No payout if assessment is less than “Moderately Successful,” i.e. “Unsuccessful”
	“Moderately Successful”	“Successful”	“Highly Successful”
Profitability (20% Total Weight)
Spread between Adjusted Return on Capital Stock and Average 3 month LIBOR - With Prepayment Fees - Without Prepayment Fees	3.75%	4.75%	5.75%
*In order to exceed “target”, the Bank must be ranked in the upper half of the Bank system for MVCS.